Exhibit 10.16

30.	SPECIAL RIGHTS AND RESTRICTONS ATTACHING TO THE CLASS C PREFERRED SHARES

The Class C Preferred Shares (the “Class C Preferred Shares”) shall have attached thereto the following rights, privileges, restrictions and conditions:

30.1	Definitions.

For the purposes of this Article 30, in addition to those terms otherwise defined herein, the following terms shall have the following meanings

(1)	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the United States Securities Act of 1933, as amended.

(2)	“Bloomberg” means Bloomberg Financial Markets;

(3)	“Business Day” shall mean any day except a Saturday, Sunday, or other day on which commercial banks in the State of New York are authorized by law to close;

(4)	“Closing Sale Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Shares are traded or, if the Common Shares are not listed for trading on a United States national or regional securities exchange on the relevant date, the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the “Closing Sale Price” shall be the price determined by a nationally recognized independent investment banking firm retained by the Company for such purpose as most accurately reflecting the per share price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for a share of Common Shares. The Closing Sale Price shall be determined without reference to after-hours or extended market trading;

(5)	“Conversion Price” means, as of any Conversion Date or other date of determination the lower of (i) $8.00 per Common Share (the “Fixed Price”), or (ii) 80% of the average of the Closing Sale Price for the five (5) consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Price”), but which Variable Price shall not be lower than the Floor Price then in effect. The Conversion Price shall be subject to adjustment from time to time as set forth in Article 30.4(3)(g);

(6)	“Deemed Liquidation Event” shall mean, unless a majority of the then outstanding Class A Preferred Shares elect otherwise by written consent to the Company delivered at least seven (7) days prior to the effective date of such event: (a) any reorganization, merger, amalgamation, arrangement or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total outstanding voting securities of the Company or such other surviving or resulting entity, or (b) a Sale of Assets;

(7)	“dollar” or “$” shall mean United States dollars;

(8)	“Floor Price” solely with respect to the Variable Price, shall mean $1.00 per share;

(9)	“Holder” shall mean a holder of record of an outstanding Class C Preferred Share;

(10)	“Junior Stock” shall mean the Common Shares and each other class shares of the Company the terms of which do not expressly provide that such class ranks senior to or on parity with the Class C Preferred Shares upon the liquidation, winding-up, or dissolution of the Company;

(11)	“Parity Stock” shall mean each class of shares in the capital of the Company the terms of which expressly provide that such class will rank on parity with the Class C Preferred Shares upon the liquidation, winding-up, or dissolution of the Company. As of the date of adoption of this Article 30 there are no shares of Parity Stock issued and outstanding;

(12)	“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unlimited liability company, unincorporated organization, or government or any agency or political subdivision thereof;

(13)	“Principal Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges;

(14)	“Requisite Holder Approval” shall mean a special resolution (as defined in the Business Corporations Act) of the Holders, voting together as a single class on an as-converted basis;

(15)	“Sale of Assets” shall mean the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company;

(16)	“Senior Stock” shall mean each class of shares in the capital of the Company the terms of which expressly provide that such class or series will rank senior to the Class C Preferred Shares upon the liquidation, winding-up, or dissolution of the Company. As of the date of adoption of this Article 30 there are no shares of Senior Stock issued and outstanding;

(17)	“Stated Value” shall mean $10.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Class C Preferred Shares; and

(18)	“Trading Day” shall mean a day during which trading in the Common Shares generally occurs on the Nasdaq Capital Market or, if the Common Shares is not listed on the Nasdaq Capital Market, on the principal other national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not listed on a national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading. If the Common Shares are not so listed or traded, Trading Day means a Business Day.

Dividends and Liquidation Rights.

30.2	Dividends. The holders of Class C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds of the Corporation legally available therefor, on any Class C Preferred Shares that have not been converted pursuant to Section 5, monthly dividends, at the rate of ninety six cents ($0.96) per share per annum, or 12% per annum of the Fixed Price of eight dollars ($8.00) per share, on the Class C Preferred Shares, which dividends shall be cumulative, shall accrue on a daily basis without interest from the date of issuance, and shall be payable in cash or in kind, at the Corporation’s option, monthly in arrears on the first Business Day of each month (each a “Class C Payment Date”), commencing six months after the date that the Corporation’s Common Shares commences trading on the Principal Market (except that if any such date is not a Business Day, then such dividend shall be payable on the next succeeding day that is a Business Day) to the holders of record as they appear on the stock transfer books of the Corporation on such record dates as are fixed by the Corporation’s Board of Directors not more than 20 nor less than 10 days preceding the Class C Payment Dates for such dividends. The accumulation and accrual of dividends on the Class C Preferred Shares shall occur regardless of whether or not the Corporation shall have funds legally available for the payment of dividends. The amount of dividends payable per Class C Preferred Share for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360 day year consisting of twelve 30-day months. On each Class C Payment Date the Corporation may pay, at its option and in its sole discretion, in lieu of the payment of dividends in cash on the Class C Preferred Shares, dividends on all outstanding Class C Preferred Shares in whole, or in part, through the issuance of additional Class C Preferred Shares (“PIK Shares”), having an aggregate liquidation preference equal to the amount of such dividends. On each such Class C Payment Date that the Company elects to deliver PIK Shares, the Company shall issue and deliver PIK Shares to the holders of Class C Preferred Shares entitled to such dividend payments. The issuance of such PIK Shares shall constitute “payment” of the related dividend for all purposes of this Section 30.

(1)	Preferential Payments to Holders of Class C Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, following any payment of preferential amounts required to be paid to the holders of any Senior Stock, the Holders shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (a) the Stated Value; or (b) such amount per share as would have been payable had all shares of Class C Preferred Shares been converted into Common Shares pursuant hereto immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Preference”). If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the Holders and the holders all other classes of Parity Stock the full amount to which they shall be entitled, the Holders of Class C Preferred Shares and holders of all other Parity Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(2)	Payments to Holders of Junior Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of Senior Stock (if any), Class C Preferred Shares and Parity Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Junior Stock and in such order of priority as may be required if some holders of Junior Stock have priority over others.

(3)	Effecting a Deemed Liquidation Event. The Company shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “DLE Agreement”) provides that the consideration payable to the stockholders of the Company shall be allocated among the stockholders in accordance with Articles 30.2(1) and 30.2(2).

(4)	Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of shares of the Company upon any Deemed Liquidation Event shall be the cash or the fair market value of the property, rights, or securities paid or distributed to such holders by the Company or the acquiring Person. The fair market value of such property, rights, or securities shall be determined in good faith by the board of directors.

(5)	Allocation of Escrow. In the event of a Deemed Liquidation Event other than a Sale of Assets, if any portion of the consideration payable to the shareholders of the Company is placed into escrow and/or is payable to the shareholders of the Company subject to contingencies, the DLE Agreement shall provide that: (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of shares of the Company in accordance with Articles 30.2(1) and 30.2(2) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any additional consideration which becomes payable to the shareholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of shares of the Company in accordance with 30.2(1) and 30.2(2) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

30.3	Voting Rights.

(1)	General. Holders shall not have any voting rights with respect to any Class C Preferred Shares held by such Holder except as specifically set forth in this Article 30.3 or as required by applicable law. With respect to any matter on which any Holder shall be entitled to vote pursuant to this Article 30.3 such Holder shall be entitled to cast one (1) vote in respect of each Class C Preferred Share held by such Holder.

(2)	Class C Preferred Shares Protective Provisions. At any time when Class C Preferred Shares are outstanding, the Company shall not, either directly or indirectly by amendment, amalgamation, arrangement, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law) Requisite Holder Approval and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)	amend, alter, or repeal any provision of these Articles, whether by amendment, amalgamation, arrangement, merger, consolidation, recapitalization, reclassification, or otherwise, in a manner adverse to the rights, privileges, restrictions and conditions of the Class C Preferred Shares set out in these Articles; provided that an amendment to these Articles to create a new class or series of Junior Stock shall not be deemed an adverse change; or

(b)	notwithstanding the ability of the board of directors pursuant to Article 9.1(2), increase the authorized number of shares of Class C Preferred Shares.

30.4	Optional Conversion.

The Holders shall have conversion rights as follows (the “Conversion Rights”):

(1)	Right to Convert. Each Class C Preferred Share shall be convertible, at the option of the Holder thereof, at any time and from time to time, and without the payment of additional consideration by the Holder thereof, into such number of fully paid and non-assessable Common Shares as is determined by dividing the Stated Value by the Conversion Price in effect at the Conversion Time. The Conversion Price shall be subject to adjustment as provided below in this Article 30.4.

(2)	Fractional Shares. No fractional Common Shares shall be issued upon conversion of the Class C Preferred Shares. In lieu of any fractional shares to which the Holder would otherwise be entitled, the number of shares of Common Shares to be issued upon conversion of the Class C Preferred Shares shall be rounded to the nearest whole share.

(3)	Mechanics of Conversion.

(a)	Notice of Conversion. In order for a Holder to voluntarily convert Class C Preferred Shares into Common Shares, such Holder shall (a) provide written notice (the “Conversion Notice”) to the Company that such Holder elects to convert all or any number of such Holder’s Class C Preferred Shares and (b), if such Holder’s shares are certificated, surrender the certificate or certificates for such shares of Class C Preferred Shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate). Such Conversion Notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the Common Shares to be issued. If required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her, or its attorney duly authorized in writing. The close of business on the date of receipt by the Company of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (such time, the “Conversion Time”, and such date, the “Conversion Date”), and the Common Shares issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.

(b)	On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Common Shares and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If any certificates are physically surrendered for conversion and there remain Class C Preferred Shares outstanding further to such certificates after such conversion, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of such certificates at its own expense, issue and deliver to the holder a new certificate representing the Class C Preferred Shares not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of such Class C Preferred Shares shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice.

(c)	The Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Shares to which the Holder is entitled upon such Holder’s conversion (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Shares to which the Holder is entitled with respect to such Conversion Notice and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares multiplied by (B) the Closing Sale Price on the Conversion Date.

(d)	Effect of Conversion. All Class C Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Common Shares in exchange therefor. All Class C Preferred Shares so converted shall be retired and cancelled and the board of directors shall by resolution pursuant to Article 9.1(2) (and without the need for shareholder approval) amend the Company’s Notice of Articles and take all such other action as may be necessary to permanently reduce the number of authorized Class C Preferred Shares accordingly.

(e)	No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Class C Preferred Shares surrendered for conversion or on the Common Shares delivered upon conversion.

(f)	Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Shares upon conversion of shares of Class C Preferred Shares pursuant to this Article 30.4(3)(f). The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Shares in a name other than that in which the shares of Class C Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(g)	Adjustments. The Floor Price and the Conversion Price will be subject to adjustment, without duplication, under the following circumstances, except that the Company shall not make any adjustment to the Conversion Price in respect of any dividend or distribution covered by this Article 30.4(3)(g) to the extent a Holder participates in such dividend or distribution equally and ratably on an as-converted basis for the Class C Preferred Shares held by such Holder:

(a) In case the Company at any time: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in Common Shares on Common Shares, (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines or consolidates (including by way of a reverse stock split) outstanding shares of Common Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of Common Shares, any shares of capital stock of the Company, then each of the Floor Price and the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event; provided however that in no event will the Floor Price exceed $1.00 or the Conversion Price exceed $8.00. Any adjustment made pursuant to this Article 30.4(3)(g)(i) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

(b) If the Company, at any time while shares of Class C Preferred Shares are outstanding, issues or sells any Common Shares or securities convertible into Common Shares (“Convertible Securities”) (other than shares issued or sold by the Company in connection with any Exempt Issuance (as defined in the securities purchase agreement, dated ___, 2025 between the Company and the purchasers identified therein), for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Price then in effect shall be reduced to an amount equal to the New Issuance Price. For the purposes hereof, if the Company in any manner issues or sells any Convertible Securities (other than shares issued or sold by the Company in connection with any Exempt Issuance) and the lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Share upon conversion or exchange, or exercise of such Convertible Securities.

(c) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as a result of the issuance or deemed issuance of Common Shares if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such Common Shares.

(h)	Beneficial Ownership Limitation and Leak-Out. The Company shall not effect any conversion of the Class C Preferred Shares, and a Holder shall not have the right to convert any portion of the Class C Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable notice of conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Holder and its Affiliates shall include the number of Common Shares issuable upon conversion of the Class C Preferred Shares with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (i) conversion of the remaining, unconverted shares of Class C Preferred Shares beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Class C Preferred Shares) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Article 30.4(3)(h), beneficial ownership shall be calculated in accordance with Section 13(d) of the United States Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Article 30.4(3)(h) applies, the determination of whether Class C Preferred Shares are convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many Class C Preferred Shares are convertible shall be in the sole discretion of such Holder, and the submission of a notice of conversion shall be deemed to be such Holder’s determination of whether such Class C Preferred Shares may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many Class C Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a notice of conversion that such notice of conversion has not violated the restrictions set forth in this Article paragraph, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Article 30.4(3)(h), in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the United States Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of Common Shares outstanding. Upon the written or oral request of a Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to such Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Class C Preferred Shares, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares issuable upon conversion of Class C Preferred Shares held by the applicable Holder. A Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Article 30.4(3)(h) applicable to its Class C Preferred Shares, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon conversion of this Class C Preferred Shares held by the Holder and the provisions of this Article 30.4(3)(h) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this Article 30.4(3)(h) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Article 30.4(3)(h) to correct this Article 30.4(3)(h) (or any portion hereof) that may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. .

(4)	Adjustment for Merger or Reorganization, etc. Subject to the provisions of Article 30.3(2), if there shall occur any reorganization, recapitalization, reclassification, consolidation, merger, amalgamation or arrangement involving the Company in which the Common Shares (but not the Class C Preferred Shares) are converted into or exchanged for securities, cash or other property, or a Sale of Assets, then, following any such reorganization, recapitalization, reclassification, consolidation, merger, amalgamation, arrangement or Sale of Assets, each Class C Preferred Share shall thereafter be convertible in lieu of the Common Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Company issuable upon conversion of one (1) Class C Preferred Shares immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or Sale of Assets would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the board of directors) shall be made in the application of the provisions in this Article 30.4 with respect to the rights and interests thereafter of the Holders, to the end that the provisions set forth in this Article 30.4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class C Preferred Shares. To the extent necessary to effectuate the foregoing provisions, the constating documents of any successor to the Company or surviving entity in such transaction include and provide for the same terms and conditions and issue to the Holders new securities of its authorized capital consistent with the foregoing provisions.

(5)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 30.4 the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class C Preferred Shares are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of Common Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class C Preferred Shares.

(6)	Notice of Record Date.

In the event:

(a)	the Company shall take a record of the holders of its Common Shares (or other securities at the time issuable upon conversion of the Class C Preferred Shares) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(b)	of any capital reorganization of the Company, any reclassification of the Common Shares of the Company, or any Deemed Liquidation Event; or

(c)	of the voluntary or involuntary dissolution, liquidation, or winding-up of the Company;

then, and in each such case, the Company will send or cause to be sent to the Holders a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Shares (or such other securities at the time issuable upon the conversion of the Class C Preferred Shares) shall be entitled to exchange their Common Shares (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class C Preferred Shares and the Common Shares. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

30.5	Waiver.

Notwithstanding the requirement for approval by the board of directors contemplated by Article 9.2(2) and except as otherwise set forth herein, any of the rights, powers, preferences, and other terms of the Class C Preferred Shares set forth herein may be waived by an amendment to the Articles approved by Requisite Holder Approval.